Exhibit 99.2

Frequently Asked Questions (FAQs)

1. What has occurred?

Tully’s Coffee Corporation (“Tully’s”) announced today that it has reached an agreement to sell the Tully’s brand, wholesale and supply chain business to Green Mountain Coffee Roasters (NASDAQ: GMCR) for a cash purchase price of $40.3 million, subject to closing adjustments. The sale is conditioned on approval by Tully’s shareholders and is expected to close before calendar year end.

2. Why are you selling just part of the business?

On February 4, 2008 Tully’s announced that it had engaged investment banking firm D.A. Davidson & Co. to assist the Company in evaluating strategic alternatives to enhance company and shareholder value. The range of alternatives included a debt or equity capital raise to grow the business or other M&A opportunities. This transaction is a result of these efforts. After a comprehensive process and all the due diligence, Green Mountain had absolutely the best offer. However, Green Mountain is not in the retail business, only wholesale. We will continue to operate our retail business domestically and our retail and wholesale business internationally and look for opportunities to maximize shareholder value for those assets.

3. Is this a fair price?

Yes, we believe this is an excellent opportunity for our shareholders to receive great value for the Tully’s wholesale business.

4. Why do this now?

Again, we believe this is an excellent opportunity for our shareholders to receive great value for the Tully’s wholesale business. Additionally, the sale allows us to immediately strengthen our balance sheet by reducing outstanding debt.

5. Why did Green Mountain want to buy the brand and wholesale business?

Tully’s wholesale division distributes handcrafted coffees and related products via office coffee services, food service distributors, and over 5,000 supermarkets primarily located in the Western states. The agreement between the two companies leverages an existing relationship through Green Mountain’s ownership of Keurig® Single-Cup Brewing system. Tully’s produces a branded, successful line of K-Cup portion packs and has been Keurig licensee since November 2005. Overall, Green Mountain sees this deal as a great opportunity to gain a complementary West Coast brand and business infrastructure, furthering the company’s plans to establish its proprietary Keurig® Single-Cup Brewing system throughout North America.

6. What will happen to the rest of the company?

Under the sale agreement, Tully’s shareholders and executive management team will continue to own and operate the company’s domestic retail business (company-owned, franchised and licensed retail store locations) and international retail and wholesale businesses. For the remaining business it will be business as usual. Management and the board of directors will continue to evaluate which strategic alternatives will result in the best long-term value for Tully’s shareholders.

7. What will happen to the Tully’s employees?

Following the completion of this transaction, Green Mountain expects to integrate approximately 70 employees from Tully’s wholesale and supply chain business into its Green Mountain Coffee segment, along with subleasing the existing manufacturing and distribution center in Seattle. All other employees at Tully’s Seattle Headquarters will continue to run the domestic retail business and the existing international partnerships.

8. Will shareholders continue to hold on to their shares? Can they expect additional return on their investment if the retail businesses here and abroad are sold?

Under the sale agreement, Tully’s shareholders will continue to own the company’s domestic retail business (company-owned, franchised and licensed retail store locations) and international retail and wholesale businesses. Management and the board of directors will continue to evaluate which strategic alternatives for the retail and international businesses will result in the best long-term value for Tully’s shareholders.

9. How will Tully’s use the proceeds from the sale? Will the money be used to expand the retail business? Will shareholders receive a distribution?

At closing, a portion of the proceeds will be used to repay debt and to strengthen the company’s balance sheet. Tully’s management and board of directors will evaluate whether the best use of the remaining net proceeds will be to invest in growing the existing business or make a distribution to shareholders. This evaluation will be done in conjunction with our analysis of the best strategic alternatives for what to do with our retail and international businesses.

10. How do you feel, Tom, about selling this business, one that carries your name?

I am thrilled that we have an opportunity to provide to our shareholders great value through the sale of our wholesale business and brand. We have worked hard to build a great brand and wholesale business over the years. I’m especially pleased that we were able to complete this deal given the current state of the economy and the specialty coffee business. I believe Green Mountain is the perfect buyer for Tully’s. This is definitely a “win-win” transaction.

I founded Tully’s based on four points of difference that still exist today: to have the best coffee, the best people, a great in-store coffee house environment and a commitment to give back to the communities in which we operate, especially focused on the children in our community. I am proud of our legacy and accomplishments in this regard. We will continue this “four points of difference” focus through our retail and international business operations.

11. Last August, you were set to issue an IPO. In retrospect, do you think that would have been better to complete the IPO and go public?

Absolutely not. As hard as it was at the time, we made the right decision to not proceed with the IPO. The market is down substantially since that time, especially on the restaurant and consumer side. We believe our market cap would be down a significant amount based on the overall market conditions.

12. How will you, Tom, personally benefit from the sale of this company?

I am a shareholder like everyone else, that’s it.

Additional Information

The proposed asset sale will be submitted to Tully’s shareholders for consideration and approval. Tully’s will file a proxy statement with the Securities and Exchange Commission (“SEC”) regarding the proposed transaction.

TULLY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TULLY’S AND THE TRANSACTION.

Tully’s shareholders may obtain free copies of the proxy statement (when it becomes available) and other relevant documents filed with the SEC by Tully’s at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when available, and other filings made by Tully’s with the SEC also may be obtained from the Investor Relations section of Tully’s web site (www.Tullys.com) or by directing a request to Tully’s, Attn: Investor Relations, at 3100 Airport Way South, Seattle, Washington 98134.

Tully’s and its directors, officers, and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Tully’s in favor of the transaction described in the press release. Information concerning the interests of Tully’s participants in the solicitation, which may be different than those of the shareholders of Tully’s generally, will be described in the proxy statement.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed transaction contemplated under the agreement with Green Mountain Coffee Roasters, Inc. Actual results may differ materially from the results predicted. We believe that these potential risks and uncertainties include, without limitation, the possibility that the transaction may not ultimately close for any of a number of reasons, such as Tully’s not obtaining shareholder approval; the business opportunities that Tully’s may forego while the transaction is pending; and the possibility that prior to the closing of the transactions, Tully’s business may suffer due to uncertainty. Statements in this release should be evaluated in light of these important factors. More information about these and other important factors that could affect our business and financial results is included in our Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2007, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission.